Strategic Partners Mutual Funds, Inc.
For the period ended 04/30/06
File number 811-08085


SUB-ITEM 77-0

Transactions Effected Pursuant to Rule 10f-3


I.    Name of Fund:  STRATEGIC PARTNERS MUTUAL FUNDS, INC.
  Strategic Partners High Yield Bond Fund

1.   Name of Issuer:  NRG Energy, Inc.


2.   Date of Purchase  1/26/06


3.   Number of Securities Purchased
	3,840

4.   Dollar Amount of Purchase
	$384,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom purchased
	Morgan Stanley

7.   Other Members of the Underwriting Syndicate:
Citigroup
Bank of America
Deutsche Bank
Goldman
Merrill Lynch